Exhibit 99.1

2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces First Quarter Fiscal
Year 2006 Results
LOS ANGELES, CA, October 14, 2005 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today financial results for the first quarter of fiscal 2006.
Selwyn Joffe, MPA’s Chairman, President and CEO, said, “This quarter has been a significant one in which a number of very important initiatives have been pursued. We have continued to make meaningful progress in addressing and resolving the SEC’s inquiry concerning our previously filed public reports and have now filed our most recent current report. In addition, we have launched a new remanufacturing facility in northern Mexico, which presently has approximately 250 employees and is operating at its targeted goals. We also solidified our entry into the professional installer market with our long-term exclusive contract with one of the largest automobile companies. In conjunction with this contract, the Company has further extended its logistic footprint to service the professional market nationally with the opening in the first quarter of a state-of-the-art ’single-pick’ distribution facility in Nashville, Tennessee, and the opening this month of a fee-based distribution facility in New Jersey. Importantly, the anticipated revenues from this long-term contract will help diversify our existing customer concentration and secure further market share in our category. Despite the impact on liquidity and reported earnings in the short term, I am confident these initiatives strategically position MPA to be the leader in the industry.”
“The correction of our accounting policies and the related restatements of our financial results has been a major undertaking, and we have worked diligently with our independent auditors to resolve our accounting issues,” commented Mr. Joffe. “We believe that we have completed this process and are now positioned to devote our full attention to executing our business strategies.”
Revenues for the quarter ending June 30, 2005 were $20.9 million, compared to $21.2 million in the same quarter last year. Revenues in the first quarter of fiscal 2006 were adversely impacted by $5.7 million of marketing allowances compared to $3.1 million in the first quarter of the prior year. Gross profit was $3.5 million as compared to $4.2 million in the first quarter of fiscal 2005. Gross profit was negatively impacted by the increase in marketing allowances referred to above and by start up costs associated with the opening of the new distribution center in Nashville, Tennessee and the opening of the Company’s new production facility in Mexico.
Operating loss for the first quarter of fiscal 2006 was $1.7 million, compared to operating income of $784,000 in the same quarter last year. Operating expenses in the quarter reflected approximately $850,000 in consulting fees related to the review and the restatement of financial results and indemnification expenses for a former officer of the Company, both of which are expected to decline substantially in the near-term. Net loss and loss per share for the first quarter of fiscal 2006 were $1.3 million and $0.16 per basic share, versus net income and earnings per share of $265,000 and $0.03 per basic and diluted share for the same quarter last fiscal year.

“During this period, we expanded our production significantly to support the contract with one of the largest global automobile manufacturers targeted to the professional installer segment,” said Joffe. “The costs to support this new contract negatively impacted our operating income and cash flows during the quarter. We believe that the underlying margins and operating metrics of our business remain very healthy. While this ‘all makes, all models’ program has not fully launched, we expect to experience increased shipping volume over the balance of fiscal 2006 and see this program as a significant future growth opportunity for MPA.”
In June 2005, MPA commenced production at its facility in Mexico and operations continue to ramp up. Production at the Malaysia facility has also increased. During the quarter ended June 30, 2005, units produced outside the United States accounted for 14.8% of total production, compared with 10.7% in the same quarter last year. In total, these facilities are on target to contribute approximately 45% of total production by March 31, 2006.
“We are very pleased with the progress of the new manufacturing facility in Mexico and have been steadily increasing unit output each month. During the first quarter we experienced a negative margin impact due to start-up expenses. However, we expect this facility to have a favorable impact on our cost structure towards the 2006 fiscal year end as we scale up production,” said Joffe.
Financial Condition
As of June 30, 2005, the Company reported cash used in operating activities of $4.0 million. The cash balance totaled $645,000 and working capital was $40.1 million. Shareholders’ equity was $45.9 million. While the Company had no bank debt outstanding at quarter end, it did have outstanding bank debt of $6.8 million at September 30, 2005.
“The significant growth in inventory to support our expanded customer relationships, combined with increased marketing allowances, the launch of new remanufacturing and warehouse facilities, contributed to a reduction in our cash balance during the period. We expect to return to positive cash flow from operations in the second half of fiscal 2006, as we complete the inventory build to support our expanded business. We believe our available line of credit will provide sufficient financial resources to finance our growth and meet our working capital needs over the next twelve months,” Joffe commented.
Business Outlook
“While the industry experienced softer than expected demand during the first quarter, we were able to continue to grow our share in an extremely competitive market. We expect to achieve another year of revenue growth during Fiscal 2006, following the 19% revenue growth reported in Fiscal 2005,” Mr. Joffe concluded.

Restatement of Financial Statements
The financial statements contained in this release have been restated to correct an error in the calculation of core costs for purposes of determining the value of unreturned cores. The Company’s prior method of valuing unreturned cores was based upon the weighted average cost of the cores in its total inventory. The Company has concluded that the valuation should instead be based upon the current standard cost for the cores being invoiced and returned during the preceding twelve months.
Conference Call
MPA will host a conference call at 8:00 a.m. PDT (11:00 a.m. EDT) on Monday October 17, 2005, to discuss results for the first quarter Fiscal 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Monday, October 17 at 12:30 p.m. PDT, through Monday, October 24 at midnight PDT. To access the replay dial (800) 642-1687 and enter the conference ID number 1411646. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the MPA website at www.motorcarparts.com. To listen to the live call, please go to the MPA website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on MPA’s website for 90 days.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, Nashville, Tennessee, and Charlotte, North Carolina, as well as overseas in Mexico, Singapore and Malaysia. The Company websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, potential future changes in our accounting policies that may be made as the SEC’s review of our previously filed public reports proceeds, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, increases in interest rates, changes in the financial condition of any of our major customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, unforeseen increases in operating costs and other factors discussed herein and in our filings with the Securities and Exchange Commission.

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2005	March 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$645,000	$6,211,000
Short term investments	537,000	503,000
Accounts receivable, net	8,577,000	11,513,000
Inventory — net	56,979,000	48,587,000
Deferred income tax asset	7,231,000	6,378,000
Inventory unreturned	2,998,000	2,409,000
Prepaid expenses and other current assets	1,779,000	1,365,000

Total current assets	78,746,000	76,966,000

Plant and equipment — net	7,342,000	5,483,000
Other assets	1,149,000	899,000

TOTAL ASSETS	$87,237,000	$83,348,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,002,000	$14,502,000
Accrued liabilities	419,000	1,378,000
Accrued salaries and wages	3,267,000	2,235,000
Accrued workers’ compensation claims	2,257,000	2,217,000
Income tax payable	177,000	183,000
Deferred compensation	469,000	450,000
Deferred income	133,000	133,000
Other current liabilities	99,000	89,000
Credit due customer	10,340,000	12,543,000
Current portion of capital lease obligations	524,000	416,000

Total current liabilities	38,687,000	34,146,000
Deferred income, less current portion	488,000	521,000
Deferred income tax liability	491,000	519,000
Other liabilities	43,000	—
Capitalized lease obligations, less current portion	1,624,000	938,000

Total Liabilities	$41,333,000	$36,124,000
Shareholders’ Equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; no par value, 20,000 shares authorized; None Issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 8,183,955 shares issued and outstanding at June 30, 2005 and March 31, 2005	82,000	82,000
Additional paid-in capital	53,627,000	53,627,000
Accumulated other comprehensive loss	(34,000)	(55,000)
Accumulated deficit	(7,771,000)	(6,430,000)

Total shareholders’ equity	45,904,000	47,224,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY.	$87,237,000	$83,348,000

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,
	2005	2004
		(Restated)
Net sales	$20,935,000	$21,232,000
Cost of goods sold	17,425,000	17,026,000

Gross profit	3,510,000	4,206,000

Operating expenses:
General and administrative	4,010,000	2,621,000
Sales and marketing	865,000	622,000
Research and development	314,000	179,000

Total operating expenses	5,189,000	3,422,000

Operating (loss) income	(1,679,000)	784,000
Interest expense, net of interest income	548,000	351,000

(Loss) income before income tax benefit (expense)	(2,227,000)	433,000
Income tax benefit (expense)	886,000	(168,000)

Net (loss) income	(1,341,000)	265,000

Basic net (loss) income per share	$(0.16)	$0.03

Diluted net (loss) income per share	$(0.16)	$0.03

Weighted average number of shares outstanding:
-Basic	8,183,955	8,094,450
-Diluted	8,183,955	8,575,210
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
	2005	2004
		(Restated)
Cash flows from operating activities:
Net (loss) income	$(1,341,000)	$265,000
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	498,000	578,000
Deferred income taxes	(881,000)	93,000
Tax benefit from employee stock options exercised	—	75,000
Changes in current assets and liabilities:
Accounts receivable	2,936,000	1,336,000
Inventory	(8,367,000)	(10,015,000)
Inventory unreturned	(588,000)	(1,087,000)
Prepaid expenses and other current assets	(443,000)	(77,000)
Other current assets	(252,000)	7,000
Accounts payable and accrued liabilities	6,629,000	8,237,000
Income tax payable	(5,000)	—
Deferred compensation	18,000	76,000
Deferred income	(33,000)	—
Credit due customer	(2,203,000)	6,529,000
Other current liabilities	54,000	47,000

Net cash provided by operating activities	(3,978,000)	6,064,000

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,437,000)	(231,000)
Change in short term investments	(28,000)	(83,000)

Net cash used in investing activities	(1,465,000)	(314,000)

Cash flows from financing activities
Net (payments) borrowings under line of credit	—	(3,000,000)
Net payments on capital lease obligations	(122,000)	(117,000)
Exercise of stock options	—	70,000

Net cash used in financing activities	(122,000)	(3,047,000)

Effect of exchange rate changes on cash	(1,000)	(1,000)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,566,000)	2,702,000
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	6,211,000	7,630,000

CASH AND CASH EQUIVALENTS — END OF PERIOD	$645,000	$10,332,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$557,000	$351,000
Income taxes	$—	$50,000
Non-cash investing and financing activities:
Property acquired under capital lease	$916,000	$—
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